  EXHIBIT 99.1

Terra Tech Corp. Schedules First Quarter 2017 Earnings Release for Thursday, May 11, 2017

Irvine, CA. – May 9, 2017 – Terra Tech Corp.  (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated, cannabis-focused agriculture company, today announced that it will release its First Quarter 2017 results on Thursday, May 11, 2017 before U.S. markets open.

The company will also host a conference call on Thursday, May 11, 2017 at 9:00 AM Eastern.

Dial-In Number: 1-857-232-0157

Access Code: 422095

Derek Peterson, Chairman and CEO of Terra Tech Corp., will be answering shareholder questions at the end of the call. Should you have questions during or prior to the conference call please send an email to TRTC@kcsa.com with TRTC Question in the subject line. Mr. Peterson will answer as many questions as time will allow.

For those unable to participate in the live conference call, a replay will be available at http://smallcapvoice.com/blog/trtc/. An archived version of the webcast will also be available on the investor relations section of the company's website.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, MediFarm LLC and GrowOp Technology. Blüm’s retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

1

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Nevada visit: http://letsblum.com
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
Follow us on Instagram @socal_IVXX
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

2